Unofficial English Translation of a French Document.

Stéphane Watillon & Pierre Hamès, Associated civil-law notaries

Civil-law partnership under the form of a private limited company, rue J. Saintraint, 8 – NAMUR – RLP 862.279.421.

SALE

N°2016/84.575

MG

THE YEAR TWO THOUSAND AND SIXTEEN,

On 25 October

Before LLM Stéphane WATILLON, associated civil-law notary, in Namur,

In Namur, in the notary’s office, rue Joseph Saintraint, number 8

THE FOLLOWING PERSONS HAVE APPEARED

A.

The Belgian Public Limited Company “Gérard Dekoninck”, in brief “GDK”, registered in the Crossroads Bank for Enterprises under the number 0425.908.489, of which the registered office is located in 5032 Gembloux (Les Isnes), rue Phocas Lejeune, 22, subject to Value Added Tax under the number 425.908.489, incorporated by a deed of civil-law notary Michel DUCHATEAU in Liège on 28 June, 1984, report published in excerpt form in the Supplements to the Belgian Official Journal of 24 July, 1984 under the number 2351-28, and of which the articles of association have been modified several times and most recently according to a report of the Extraordinary General Meeting drawn up by LLM Damien LE CLERCQ, civil-law notary in Namur, on 9 November 2010, published in the Supplements of the Belgian Official Journal on 26 January, 2011 under the number 11013596,

Here represented by LLM François ETIENNE, lawyer, registered office located in 5000 Namur, rue Rogier 28, acting as the Administrator for the bankruptcy of the Limited Company “Gérard Dekonink”, named to this function following the judgement from court of commerce of Liège, Namur division, on 21 April, 2016.

Hereinafter referred to as: “seller”,

Of the first part.

B.

The Belgian Private Company “Belgian Volition”, registered in the Crossroads Bank for Enterprises under the number 0891.006.861, of which the registered office is located in 5000 Namur, rue du Séminaire, 20/A, subject to Value Added Tax under the number 891.006.861, incorporated by a deed of civil-law notary Sophie MAQUET, under the company name “VALIBIO”, on 18 July, 2007, report published in the Supplements to the Belgian Official Journal on 31 July, 2007, under the number 07114322, and of which the articles of association have been modified several times and most recently according to a report of the Extraordinary General Meeting drawn up by Stéphane Watillon, civil-law notary in Namur, on 7 October, 2016, in the process of publication in the Supplements to the Belgian Official Journal.

Here represented by Mister MICHEL Gaëtan, born in Namur on 25 October, 1972, domiciled in 5170 Profondeville, rue Biernostet 8, under the power of attorney, executed by the notary Stéphane WATILLON, in Namur, on 7 October, 2016, where a copy will stay annexed to this agreement.

Hereinafter referred to as: “buyer”,

Of the second part.

WHO have requested the undersigned civil-law notary to draw up an authentic deed of the following agreement, directly reached between them:

SALE.

The appearing party of the first part hereby declares to sell to the company appearing in the second part, which accepts, the property described below, the price and conditions set forth below.

DESCRIPTION OF THE PROPERTY:

CITY OF GEMBLOUX, 8th division Les Isnes

A building located in Gembloux (Les Isnes), rue Phocas Lejeune, 22, consisting in a warehouse with offices on and with grounds, surveyed and registered according to a land title and in the locality “Florivaux”, part of section B number 55N for a surface area of 11 hectares, 16 ares and 72 centiares, and according to a recent land registry, section B n°0055XP0001 for a surface area of 39 ares and 90 centiares.

Such property is outlined in blue in the survey and division plan dated 5 February, 2008 drawn up by Mister Jean-Marie JAUMOTTE, real estate surveyor and appraiser in the Surveyor’s Office BEXIMMO SPRL.

An example of the plan has remained attached to the deed of 14 August, 2008 received by Jacques BODSON, Interim Deputy-Commissioner of the buying committee of real estate in Namur. The buyer acknowledges to have received a copy thereof.

Hereinafter referred to as: “property”.

Remarks:

●

The following form part of the sale: the photovoltaic panels installed on the roof, with all the equipment allowing for their functioning, as well as the accessories pertaining thereto (including the possible green certificates). The seller presently hands over to the buyer all the documents relating to this installation (certificate of origin, etc.). The persons appearing will settle, directly between each other, all formalities related to the transfer of the installation of the said panels (in particular, the notification of the change of owner with the CWAPE1);

●	The sale does not include: the pipes, meters and other devices placed in the premises sold by any public or private authorities whatsoever, by way of rent;
●	According to a recent excerpt of a cadastral ledger (less than one year), the cadastral income (unindexed) attributed to the property is: eight thousand sixty-five Euros (8,065 EUR).

The seller declares that, to his knowledge, this cadastral income is fixed and that no review procedure is ongoing.

ORIGIN OF PROPERTY

For over 30 years dating back from this deed, the SIAEE2 of the region of Namur was owner of the property. Subsequently, the SIAEE has taken the name of “Société Intercommunale BEP-Expansion Economique”3.

The deed of partial division of Civil-Law Notary Damien LE CLERCQ in Namur of 21 December, 2014, transcribed in Namur on 16 November, 2015 under filing with number 16.208, has established the preservation on the property of the Intermunicipal Company of all the buildings and property rights of the branch of activity Economic Expansion of the SIAEE of the region of Namur.

According to a deed received by Jacques BODSON, Interim Deputy-Commissioner of the buying committee of real estate in Namur, on 14 August, 2008, the Intermunicipal Company BEP-Economic Expansion has sold the property, then in nature of a field, to the selling company “GERARD DE KONINK” in this deed, under a deed transcribed under the reference 45-T-01/10/2008-13069.

The buyer declares that he is satisfied with the foregoing origin of property and cannot request from the seller the delivery, at his expense, of any other title deed other than an exemplified copy of this deed.

PRICE.

The present sale is granted and accepted for the price of one million two hundred thousand Euros (1,200,000 EUR), paid as follows by the buyer, which the seller acknowledges:

●	an amount of sixty thousand Euros (60,000 EUR), paid prior to the present deed,
●	and the balance, e.g. one million hundred forty thousand Euros (1,140,000 EUR), paid presently by the accounts department of the executing civil-law notary.

OF WHICH RECEIPT, subject to successful cashing in case of payment by check.

DELEGATION OF THE PRICE.

Pursuant to Article 1326 of the Judicial Code, this sale implies full report on the sale price of the rights of secured creditors or mortgage enrolled who have been heard or duly summoned during the authorization process and this results the aforesaid judgment.

____________________________

1CWAPE = Commission wallonne pour l’Energie / Walloon Commission for Energy

2SIAEE = Société Intercommunale d’Aménagement et d’Equipement Economique = Intermunicipal Company for Economical Planning and Infrastructure

3Société Intercommunale BEP-Expansion Economique = Intermunicipal Company BEP-Economic Expansion

MORTGAGE SITUATION.

The said property, as follows from the certificates issued by the office of Conservative mortgages in Namur, June 2, 2016 and October 7, 2016, is charged with the following inscriptions and transcripts:

a) Registration:

1/ A registration taken at mortgage office in Namur, September 5, 2008, under number 45-I-05/09/2008-11892, in favor of CBC BANK for an amount of € 550,000.00 in principal and € 55,000.00 in accessories, under a deed recorded by notary Baudouin DELCOMMUNE, in Dinant, September 3, 2008;

2/ An inscription taken in the same office on February 25, 2014, under number 45-I-25/02 / 2014-02295, in favor of CBC BANK, for a principal amount of € 450,000.00 and € 45,000.00 in accessories, under a deed recorded by notary Valéry COLARD in Brussels on 24 February 2014;

3/ An inscription taken in the same office on February 26, 2014, under number 45-I-26/02/ 2014-02358, in favor of CBC BANK for an amount of € 68,000.00 in principal and € 6,800.00 in accessories, under a deed recorded by notary Valéry COLARD in Brussels on 24 February, 2014;

4/ A registration (legal mortgage) taken at the same office on 4 March, 2014, under number 45-I-04/03/2014-02558, in favor of the Belgian State, Recipe Namur4 Contributions of Companies for an amount of € 93,561.44 by virtue of an act of AREC-Office Direct Contributions recipe in Namur;

5/ A Registration (legal mortgage) taken at the same office, on 12 September, 2014, under reference number 45-I-12/09/2014-10872, in favor of the Belgian State, Contributions of Companies Namur4 Recipe for an amount of € 103,397.47, pursuant to an act of AREC-Office Direct Contributions recipe in Namur;

6/ A Registration (legal mortgage) taken at the same office on 20 July, 2016 under number 45-I-20/07/2016-09609, the benefit of the creditors of the bankruptcy estate of the company "Gerard Dekoninck" for a principal amount of € 2,200,000.00, under an act of 18 July, 2016.

b) Commandments and seizures:

1/ Transcript of a command made to the mortgage office in Namur on 30 September, 2015 under number 45-T-30/09/2015-14123, at the request of the National Office of Social Security, by virtue of an act drawn up by bailiffs STEPHENNE & RIGA in Jambes, 23 September, 2015;

2/ Transcript of a writ of attachment real estate performance, made at the same office on 28 October, 2015 under number 45-T-28/10/2015-15846, at the request of the National Office of Social Security, under a deed drawn up by the same officers, 26 October, 2015.

WAIVER OF SUBROGATION.

To radiation such entries, thanks to this certificate, the buyer declares expressly waive subrogation held for his benefit in the rights of secured creditors, the head of the payment, under Article 1251- 2 of the Civil Code.

FINDINGS

As a result of this request, Stéphane WATILLON undersigned Notary responsible for the order notes, as already stated, the payment by the buyer in his hands all due amounts, namely the full price and costs of sale.

These payments were made as specified above.

As a result of this finding, the buyer requires the Land and Mortgages Registrar, upon presentation of this certificate, to do not register during the transcription of this deed and to proceed with the delisting of office of all the above entries and transcripts described or to be taken before the transcript hereof.

EXEMPTION FROM EX OFFICIO REGISTRATION.

The Land and Mortgages Registrar is formally exempted from having to accept automatic mortgage registrations during the transcription of this deed, for any reason whatsoever.

TERMS AND CONDITIONS.

Furthermore, the present sale is executed and accepted under the clauses and following conditions:

1.

Transfer of property. - The buyer will have the full ownership of the sold property starting from this day.

2.

Occupation. - The sold property is free from tenancy rights and any occupation whatsoever.

The seller declares that the property is not encumbered with any pre-emptive right or right of preference at equal price.

The seller declares that no advertising sign has been affixed on the property, that he has personally not conceded any leasing regarding advertising signs and that, to his knowledge, there is none. In case any such contract were to exist or were always applicable, the buyer will insure the continuation thereof with the full and final discharge of the seller.

3.

Enjoyment. - The buyer will enjoy it, as from this day, by the taking actual possession; the seller hands, at this very instant, the keys over to the buyer of the sold property.

4.

Insurances. - The buyer will personally handle the procurement of insurance against fire and other risks, and will take all useful measures thereto, without any involvement by the seller.

5.

Water, gas, electricity. - Without prejudice to his right to change supplier(s), the buyer will have to continue all water, gas and electricity supply contracts, relating to the sold property, and to pay the fees thereof starting from the moment they are put into use.

If this has not already been done, the persons appearing will read the meters as soon as possible and will notify themselves this reading to the concerned utility companies.

The executing civil-law notary has drawn the attention of the persons appearing to the conditions of the regulations of water supply imposed by the Société Wallonne des Distributions d’Eau (Walloon Company of Water Distribution) in case of property transfer.

6.

Taxes and duties. - The buyer will pay and bear all contributions and taxations, duties and fees, generally whatsoever, imposed or to be imposed on the sold property, pro rata temporis, starting from its being put into use.

The seller acknowledges to have received today from the buyer the share of the latter in the immovable property tax for the year two thousand and sixteen, by way of an all-inclusive settlement between the parties on this subject, for which receipt is duly given.

However, the seller will remain bound by the instalments non yet fallen due for the collection duties for the opening and widening of streets and for all other road works executed to date.

7.

Guarantees:

a.

No Mortgages. - The property is sold to be delivered free and unencumbered of all privileged and mortgage charges, as well as of all impediments generally of any nature whatsoever.

b.

State of the property. - The property is sold in its actual state on the date of 15 April 2016, well known by the buyer which declares to have visited it and to have taken and received all information as to its situation, state and allocation.

The buyer will have no recourse against the seller by reason of the bad condition of the buildings, dilapidation, design faults and unsuitability of the soil and subsoil, whether all these defects are obvious or hidden (only as far as the latter are concerned, only to the extent that the seller did not know them), or by reason of common ownership with the neighbouring properties of the separating walls, fences, hedges and ditches.

The seller declares that, to his knowledge, there is no serious hidden defect (of such a nature that, if the buyer had had knowledge of it, he would not have bought the sold property or would only have paid a lower price), including dry rot, asbestos or pests.

To the extent necessary, the buyer is subrogated to all rights of the seller as to the ten-year guarantee referred to in article 2270 of the Belgian Civil Code.

c.

Easements. - The property is sold with all possible common ownerships and with the affirmative and negative easements, with which it could be favoured or encumbered, except that the buyer will have to assert the favourable ones and to defend himself from the others, but at his own expense and risk, without intervention of the seller, or any recourse against him.

The seller declares that, to his knowledge, the property is not encumbered with any easement, other than the one mentioned below, under the section “Special Terms and Conditions”, and that he has personally conferred none.

d.

Surface area. - The surface area mentioned in the description of the sold property is not guaranteed, and any positive or negative difference , if there is any, and even if it were higher than one twentieth, will benefit or harm the buyer, without any bonus, or indemnity.

The same applies for the limits of the sold property; as the case may be, the buyer will make it his personal business to mark out said property.

The cadastral codes are only given for mere informational purposes.

SPECIAL TERMS AND CONDITIONS.

The deed received by Jacques BODSON, Interim Deputy-Commissioner of the buying committee of real estate in Namur, on 14 August 2008, referred to above, in the origin of property, contains the stipulations that are reproduced literally hereinafter:

“ARTICLE 8

The buyer will endeavour to recruit personnel from the company, preferably and with equal skills and qualifications in the region.

ARTICLE 8 BIS

The buyer refrains from proceeding with or having proceeded with any piling up of scrap and/or used cars on the grounds forming the subject matter of the present deed. In case of breach, the Intermunicipal Company can have the dumping sites and/or used vehicles removed at the expense of the buyer.

ARTICLE 9

A.

The buyer will not be able, without the agreement of the Intermunicipal Company, to resell, give with or without encumbrances, transfer any right in rem, exchange with or without balancing cash adjustment, contribute to another company, whether or not there is a merger or takeover, let on lease or to put at disposal in whatever capacity, free of charge or against payment, the property which is the subject matter of this agreement, as well as the constructions that may be erected there.

B.

The deed of resale, donation, transfer, exchange, contribution, rent or handing-over will have to mention the economic activity to be carried out on the grounds, the other conditions of use thereof and reproduce in extenso the provisions contained in the articles 10 and 12 of the present conditions.

If the Intermunicipal Company has authorised explicitly to proceed with a putting at disposal of the property subject of the present deed, the buyer commits himself to insert, mutatis mutandis, the provisions mentioned in the articles 8 to 14 of the present conditions, in the agreement of putting at disposal to be reached. This agreement will in any case have to be submitted to the prior agreement of the Intermunicipal Company.

C.

The buyer may not build or allow any construction, on the sold property, of buildings or parts of buildings for residential purposes under any form whatsoever. This provision does not concern the accommodations intended for the caretaker and/or manager, insofar as it is actually occupied by one or another of these persons, and as long as this accommodation is integrated within the constructions for professional use and that its surface area does not exceed one hundred square metres.

In the event of non-compliance with this provision, the buyer shall owe to the Intermunicipal Company a sum of TWELVE THOUSAND FIVE HUNDRED (12,500) EUROS by way of fine, without prejudice to the latter’s right to ask for either the cancellation of the present deed, or the destruction of the buildings or parts of buildings thus erected.

D.

Every transfer of a right in rem, as well as the rent and putting at disposal, whether against payment or free of charge, of the whole or part of the property to one or several other companies will be subject to the prior authorization of the Intermunicipal Company, an official request will have to be submitted with the Approvals Committee of CREALYS and the Intermunicipal Company, in order to obtain the prior authorization for every installation.

Subject to the reservation made above, the buyer is authorized, if need be, to conclude as from today a lease agreement for the occupation of a part or the entirety of the building to be constructed through him and this applies at the following conditions.

●

the lease will have to specify the economic activity exercised by the tenant, the personnel related to the activity, as well as the possible investments that would be granted in the property by the tenant(s) and contain a clause according to which the user or economic intermediary undertakes to honour the environmental regulations in force;

●	this lease will have to pass on to the tenant the obligation to respect the conditions of use of CREALYS, such as contained in the contract documents of the Scientific Park;
●

according to whether it concerns an authentic or private lease, the executing civil-law notary or the parties will have to submit their draft deed for consultation to the legal service of the Economic Bureau of the province of Namur, and to send to the latter a copy after signing;

●

the lease cannot be transferred without the prior and explicit agreement of the Intermunicipal Company and will have to include a clause prohibiting a sublease, unless prior and explicit authorization is granted by the intermunicipal company under the same conditions as those applicable for the main tenant.

The Intermunicipal Company has required the buyer to provide, for the whole period during which he will remain owner of the presently acquired property, a renewable bank guarantee of an amount of ONE THOUSAND TWO HUNDRED FIFTY EUROS (1,250.00 EUR), of which the title deed has been handed over to him prior to the present deed, it being understood that this guarantee is intended to guarantee the commitments of the buyer concerning the occupancy conditions of the building referred to above ; it will be enforced in case of non-compliance with the conditions and called unilaterally by the Intermunicipal Company starting from the ascertainment of such a breach to be notified to the buyer by registered letter;

●	the buyer undertakes to regularize this breach within three months after the receipt of the said registered letter;
●	the said guarantee will be restored by the Intermunicipal Company with the issuing bank, in case of regularization (conditions of occupancy of the building referred to above);
●

the said guarantee will, on the other hand, remain acquired by the Intermunicipal Company, in case the situation is not regularized within the aforesaid term of three months. In this event, the buyer will, furthermore, have to put an end to the irregular agreement at his exclusive expense and as soon as possible and, at the latest, within four months after the receipt of the registered letter issued from the Intermunicipal Company establishing the breach.

●	the buyer commits himself, from now on, to restore this bank guarantee in case of withdrawal or termination by the issuing bank, within two weeks after the withdrawal or termination.

ARTICLE 10

In case of resale within a term of fifteen (15) years starting from this day, whether this resale takes place by mutual agreement or by a voluntary or forced public auction, the Intermunicipal Company will enjoy a pre-emptive right, at the following conditions:

§1. - If it concerns a private sale, the buyer in the present deed will warn the Intermunicipal Company of the sale, by a registered letter with acknowledgment of receipt and will grant it the preference at an equal price. The Intermunicipal Company will have thirty (30) days starting from the receipt by it of the said registered letter to answer in the same way, whether or not it exercises its pre-emptive right. In the absence of an answer within the said term, it will be deemed to waive this right.

§2. - If it concerns a public auction, whether voluntary or forced, the buyer in the present deed and the executing civil-law notary, as well as the prosecuting creditor and/or the trustee in the bankruptcy will be bound, each, to notify by registered letter with acknowledgment of receipt, to the Intermunicipal Company, at least thirty (30) days in advance, the place, date and time of the sale.

In case of a voluntary sale, the sale by auction will take place subject to the condition precedent that the Intermunicipal Company does not exercise its pre-emptive right. For this purpose, it will have a term of ten (10) days starting from the sale by auction. If the Intermunicipal Company exercises its pre-emptive right, it will have to notify its decision by registered letter with acknowledgment of receipt, to the buyer in the present deed, to the executing civil-law notary and the bidder.

In case of an adjudication following seizure, the Intermunicipal Company will enjoy its pre-emptive right during a term of ten (10) days that will run:

a)

If there is no higher bid, at the expiry of the fifteenth day following the sale by auction

b)

If there is a higher bid, starting from the day of the final higher bid as a result of the higher bid.

If the Intermunicipal Company exercises its pre-emptive right, it will have to notify its decision to the persons and in the way provided in the context of voluntary sales.

In the event of resale on the basis of irresponsible bidding, the Intermunicipal Company will have a term of ten (10) days starting from the sale by auction as a result of irresponsible bidding to exercise or not its pre-emptive right.

These provisions will be mentioned in the contractual documents of the voluntary or forced public auction.

§3. - The present article does not prejudice, if the need arises, the application of the provisions of the article 21, first paragraph, 6° and paragraph three of the aforesaid decree of eleventh March two thousand and four,

ARTICLE 11

Furthermore, the sale is concluded at the clauses and conditions of use of the scientific park contained in the hereto attached contractual documents which can only be derogated by means of a prior and written agreement of the Intermunicipal Company and of only itself, besides the required administrative authorizations. The buyer acknowledges to have received a copy of this document prior to the present deed and declares to have perfect knowledge of it.

The buyer will comply with all laws, decrees and regulations relating to the production, presence, removal, transport and elimination of waste of whatever nature.

The buyer will ensure the realization of an architectural design of sufficient quality and size in relation to the surface area, as well as the respect for the design of the surroundings (green spaces, plants to hide the recycling unit,….) when the application for an urban permit is submitted which will have to have received the consent from the consultancy firm of BEP.

ARTICLE 12

Without prejudice to what is provided under articles 9 and 10, it should be recalled that under article 21, first paragraph, 6° and paragraph three of the decree of the Walloon Region of eleventh March two thousand and four relating to the support infrastructure for economic activities in case of cessation of the economic activity mentioned in article 7 above or of non-compliance with the other conditions of use (in particular the articles 7 and 9 above), the Intermunicipal Company, after a notice of default which had no effect for a period of more than one month, will be able to proceed with the repurchase of the building.

The repurchase of the ground will be done at the price of the initial sale adjusted on the basis of the variations of the consumer price index.

In the event that this price were higher than the market value of the ground, the repurchase will be done at this latter value. The buildings belonging to the user or the economic intermediary, with the exception of the immovable property on the basis of use and pieces of furniture, will be repurchased at market value. If the market value is higher than the set off cost price reduced by the amortizations allowed in the area of income tax, the repurchase will be done at this latter price.

ARTICLE 13

If the Intermunicipal Company and/or any other public authority is brought to execute works on the sold ground in the interest of the companies established or which would be established in the park of economic activities, the buyer undertakes to grant to the Intermunicipal Company and/or any other public authority, the necessary right of way, in accordance with the installations, without any other compensation other than restoring the premises to its former state.

ARTICLE 14

The buyer declares that all the commitments that he has undertaken in this deed, have been contracted both for himself and his successors in title, without any distinction of title.

ARTICLE 15

Since the objectives pursued by the Intermunicipal Company are of public interest, all of the clauses of this deed must be construed in this sense”.

The buyer declares to have well understood the practical scope of these special terms and conditions or easements and not to need (any) other explanation(s) than the(o)se given by the seller.

Subject to liability arising out of facts prior to the present, the buyer shall be subrogated to all the rights and obligations of the seller resulting from the above stipulations, provided they are still applicable and relevant to the property currently sold.

By a letter dated 20 April 2016, the Economic Bureau of the Province of Namur (BEP-Expansion Economique) informed the notary of the following decision, literally reproduced below:

“Decisions:

1.

We agree with the sale by the PLC GDK to the PLC Belgian Volition, of which the office is established in Namur, rue du Séminaire 20/A (Crossroads Bank for Enterprises: 0891.006.861) of the following property:

City of Gembloux, 8th division, Les Isnes

A ground with a surface area of 39a 90ca, surveyed and registered or having been surveyed and registered section B 55 M

2.

We waive the exercise of the pre-emptive right

3.

We invite the executing civil-law notary to insert in the authentic deed to be established:

i.

Pursuant to the decree of 11 March 2004 on the support infrastructure of the economic activities, as well as to the article 7 of the standard deed of sale, as drawn up by the Buying Committee of Real Estate in Namur in conformity with this decree:

●	The economic activity which will be exercised on the property by the buyer, namely: Research and Development in the life sciences;
●	The buyers undertake, to this end, to employ 10 persons on the site;
●	The total amount of the investment of the project is in the order of 460,000.00 €;
●	The buyer undertakes to comply with the environmental regulations in force.

ii.

The provisions in extenso of the following articles of the standard deed of sale,

as drawn up by the Buying Committee of Real Estate in Namur in conformity with the aforesaid decree, and that the buyer undertakes formally to comply with :

●	article 8: employed personnel
●	article 8 bis: piling up of scrap and/or used vehicles
●	article 9: transfers of rights in rem and putting at disposal
●	article 10: pre-emption right
●	article 11: green spaces
●	article 12: possibility of repurchase
●	article 13: right of way
●	article 14: guarantee
●	article 15: successor in title

iii.

Finally, given the intended use of the parks of economic activities and the activities to exercise therein, a clause according to which:

“insofar as the present sale concerns a property already comprising an accommodation intended for the caretaker and/or the manager, the buyer refrains from building any other accommodation on this property.

In case of non-compliance with this provision, the buyer will owe to the Intermunicipal Company a sum of twelve thousand five hundred Euros (12,500.00 €) by way of fine, without prejudice to the right for the latter to request the destruction of the buildings or parts of the buildings thus erected.

Insofar as the present sale concerns a property not consisting of an accommodation intended for the caretaker and/or manager, the buyer undertakes not to build or to allow the construction of, on the sold property, buildings or parts of buildings for residential use under any form whatsoever, with the exception of an accommodation intended precisely for the caretaker and/or manager and insofar as it is actually occupied by one or the other of these persons, and provided that this accommodation is integrated in the constructions for professional use and that its surface area does not exceed 100m2.

In case of non-compliance with this provision, the buyer will owe to the Intermunicipal Company a sum of 12,500 € by way of fine, without prejudice to the latter’s right to request the destruction of the buildings or parts of the buildings thus erected.”

4.

We invite the buyer to pay to the Intermunicipal Cooperative Society a fixed sum of 750.00 € for the general markings of the site and the particular signs of the firm.

5.

We invite the civil-law notary to transmit to the BEP a copy of the deed draft, and then of the signed deed.”

The company BELGIAN VOLITION expressly declares the commitments requested by the Economic Bureau of the Province (BEP) of Namur, in the aforementioned letter.

MISCELLANEOUS

1.

ADMINISTRATIVE SITUATION.

1.1

Town planning

a.

General points

The buyer acknowledges to have been informed of the opportunity to collect, on his side, prior to the perfection of this sale, all information on the urban planning situation of the presently sold property and its environment.

Moreover, the executing civil-law notary has specifically called the attention of the buyer, which he expressly acknowledges, to the importance and necessity to verify personally:

●	the conformity of the property with the permits delivered by the competent authorities,
●	as well as the legality of the works which have or would have been executed since the day of its construction, by applying to the town planning service of the commune where the property is located.

b.

Land use designation of the property – Permit – Certificate(s)

1° In accordance with the article 85 of the Code wallon de l’aménagement du territoire, de l’urbanisme, du patrimoine (C.W.A.T.U.P.)4, the seller declares that to his knowledge:

●	an industrial area of economic activity in Namur’s area plan;
●	unit of economic industrial activity in vocation of Science Park, referring to the communal structure diagram;
●	large built space on the differentiated communal urban settlement areas;
●

the property has been the subject of a unique permit delivered by the delegated official on 24 June 2009, with the reference “2009/1007”, having as its subject matter “the construction of offices and a storage house, photovoltaic panels and grounding systems”;

●

subject to what has been specified above, the property has not been the subject matter of a subdivision permit, or of an urbanization permit, or of a building permit delivered after the first January nineteen hundred seventy-seven, or of a planning certificate dating back less than two years.

2° In accordance with the articles 85, §1, and 150 of the same code, the executing civil-law notary has, by registered letter in date of 18 April 2016, asked to the Commune of Gembloux, the town planning information with regard to the aforesaid property.

The Commune of Gembloux has answered to him by a letter of 11 May 2016 with references “Urb/notaire 16-161”, a copy of which the seller and buyer acknowledge to have received.

c.

Additional information – Absence of commitment

Without prejudice to what has been said above under a., the seller declares that he does not make a commitment as to the possibility to execute or maintain on the property any of the acts and works referred to in the article 84, §1st, and, if need be, those referred to in the article 84, §2, first paragraph, of the said Code.

For purposes of informing the persons appearing, the executing civil-law notary also reminds:

●	that there is no possibility to realize on the property any of the acts and works referred to in the article 84, §1st and 2, for lack of having obtained an urban permit;
●	that there are regulations relating to the limitation period of the urban permits;
●	that the existence of a planning certificate does not release the buyer from demanding and obtaining the urban permit.

__________________________________

4C.W.A.T.U.P. = Walloon Code of Land use Planning, Town Planning and Patrimony

d.

Statements of the seller

The seller further states:

●	not to have any knowledge of a breach in the matter of town planning regarding the sold property;
●	that the constructions or designs which would have been realized accordingly, have been realized, if need be, after authorization was obtained from the competent authorities;
●	that the above-described property is:
	●	not listed, nor subject to an open listing procedure that has been pending for less than a year;
	●	not registered on the protection list;
	●	not mentioned in the inventory of the heritage.
	●	and that it is not located in a protection zone or in an archaeological site, as defined in the C.W.A.T.U.P.E., or in a zone “Natura 2000.”
	●	that he has no knowledge that the above-described property:
	●	is either subject to the pre-emptive right referred to in articles 175 et seq. of the same code;
	●	has been or is the subject of a compulsory land purchase order;
	●	is either affected by the legislation on mines and quarries, or by the legislation on sites to redevelop;
	●	is either mentioned in the area of a legal land consolidation;
	●	or located in a risk area within the framework of the coverage of the risk of floods, as defined by the royal decree of twenty-eight February two thousand and seven.

1.2.

Environment – Management of contaminated soils – Seveso Decree

a.

Decree on the environmental licence

of the Environment (PE)

The seller declares that the sold property has been the subject matter of an operating licence (unique permit) delivered on 24 June 2009. The buyer acknowledges to have received a copy of this licence prior to this deed.

The executing civil-law notary has read out loud to the persons appearing the article 60 of the decree of eleventh March nineteen hundred ninety-nine relating to the environmental licence.

The persons appearing have then declared that they undertake to contribute to the fulfilment of all steps prescribed by this article 60, consisting mainly in notifying jointly the competent authorities of the change of owner and this, at the latest within one month of this deed.

As far as the buyer is concerned, he undertakes to honour all conditions imposed by the environmental licence or the possible additional conditions which may have been established by the said authorities, without the seller ever having to be worried in such regard.

b.

Management of contaminated soils.

● The parties acknowledge that their attention has been drawn to the fact that:

1.

the presence of the contaminated earth in the soil, whatever the origin or the date contamination is, can considered to amount to waste;

2.

therefore, the holder of the waste, in other words, in brief, the one who owns it or ensures the effective control of it (manager, if need be, owner,….), is bound by a series of obligations and, in particular, among other things, an obligation of management (collection, transport, valuation or elimination, etc.) and an obligation of decontamination, even of rehabilitation, which may be financially severe and non-compliance is punishable by administrative, civil and penal sanctions.

● This being reminded, the seller declares that to his knowledge, after years of peaceable and useful enjoyment – without, therefore, the buyer requiring from him additional investigations (analysis of the soil by a registered firm….) – nothing stands in the way, according to him, of the fact that the sold property would be allocated, with regard to this sole matter of soil, to an industrial function and that, consequently, he has not exercised or had not exercised on the sold property any act, nor activity which would have been such to generate a contamination prior to the present deed which is incompatible with the future intended use of the property.

c.	Seveso[5] Directive

The seller declares not to have any knowledge of the fact that the sold property is included in or nearby a “Seveso”-area adopted in application of the article 136 bis of the C.W.A.T.U.P.E. and, more in general, is included in one of the areas referred to in article 136 of the C.W.A.T.U.P.E. likely to influence severely, and even jeopardize every delivery of an administrative authorization (urban permit, subdivision permit,….).

2.

EQUIPMENT– TECHNICAL ASPECTS

a.

Energy performance certificate of the buildings

The seller and buyers declare to have been informed of the coming into force (theoretical), on 13 November 2011:

●

of the decree of the Walloon Government of 20 October 2011 relating to the certification of existing non-residential buildings, which provides, in particular, that as from that date, a PEB-certificate is, in principle, required when establishing a deed granting a personal right of enjoyment or a declaratory act, deed of transfer or deed of incorporation of a right in rem (subject to legal and regulatory exceptions) concerning an existing non-residential building;

●	sanctions applicable to a default of such a certificate.

However, notwithstanding its entry into force since 13 November, this obligation cannot receive, in the state of the regional Walloon legislation, here effective execution, insofar as, on the one hand, the instruments allowing the establishment of such a certificate are not yet available and, on the other hand, there is presently no registered certifying authority competent to do so.

Under the terms of this precision, the parties request already explicitly the executing civil-law notary to receive the authentic deed of sale and waive, to the extent necessary, any possible application for the nullity of this deed, considering, in particular, this situation of force majeure.

b.

Post-intervention File

The executing civil-law notary has reminded the persons appearing that in accordance with the royal decree of twenty-fifth January two thousand and one, each owner that realizes several construction works on his immovable properties, simultaneously or in sequence, is obliged to designate a “site supervisor” charged with the constitution of a “post-intervention file” containing the useful elements in the matter of safety and health to take into consideration for possible later works. In case of transfer of ownership, this file must be handed over to the new owner.

The Administrator ETIENNE, acting as stated, declares not being able to deliver an intervention record. The buyer declares to be in possession of copies of documents that might be an early intervention record later.

c.

Cables and Pipes in the lower ground floor (CICC)

The buyer declares to have been warned of the possibility to verify on the website of CICC (https:www.klim-cicc.be) the presence of all underground pipes and sewerage in the property or nearby the property, in particular in case of works which would be executed in the property.

3.

FISCAL PROVISIONS.

a.

Registration fees

1) The persons appearing acknowledge that the executing civil-law notary has read out to them the first paragraph of the article 203 of the Code of registration duties, relating to the repression of dissimulations in the price and the charges indicated in a deed presented for the registry formality.

2) In accordance with the article 184bis of the same code, the buyer declares that the funds used for the payment of the sales price do not originate from a judgment or decision of which the registration fees have not been paid.

______________________

5Council Directive 96/82/EC of 9 December 1996 on the control of major-accident hazards involving dangerous substances (as amended) is a European Union law aimed at improving the safety of sites containing large quantities of dangerous substances. It is also known as the Seveso II Directive, after the Seveso disaster. It replaced the Seveso Directive and was in turn modified by the Seveso III directive(2012/18/EU).

3) The persons appearing declare that the present sale is not intended for the acquisition of a property allocated in whole or part for residential use, so that it is not affected by article 44 of the Walloon Code of registration duties; indeed, the property which is the subject matter of this sale is presently allocated to a use as offices and industrial buildings, with the exception of each residence.

b.

Value Added Tax.

The executing civil-law notary has read out to the persons appearing the articles 62, paragraph 2, and 73 of the VAT-Code, and on its interpretation. The seller declares to be liable for Value Added Tax, under number 425.908.489.

c.

Regional Aids

Under the decree of the Walloon Government of thirtieth April two thousand and nine establishing the calculation method of the amount to be reimbursed by the beneficiary in case of non-compliance with the conditions of granting a regional aid to natural persons, the seller declares that he has not benefited from a regional aid related to the property forming the subject matter of this sale (premium for rehabilitation, purchase premium, building premium, reorganisation premium, premium relating to subsidised housing units, etc ….)

4.

COSTS.

All the costs, rights and fees to result from the present deed are at the expense of the buyer.

5.

LEGISLATION AGAINST MONEY LAUNDERING

The executing civil-law notary certifies that the funds necessary for the payment(s) made by the buyer, have been provided by the latter,

●	as far as the down payment is concerned: using funds paid to the said notary, prior to the present, from the bank account number BE78 3630 8905 0686

With regards to the balance of the price: from funds paid to the said notary, prior to the present, from the bank account number 363-0890506-86 of the buyer and the bank account number BE83 3100 7069 6215 of ING Asset Finance.

All of the foregoing, from a more important global import.

6.

CAPACITY – DEBT MANAGEMENT PLAN

●

The buyer declares to enjoy the full legal capacity and, more specifically, not to be affected by any ban, placed under guardianship or temporary administration, or to be in a state of bankruptcy or insolvency;

●

Moreover, he declares that, with the exception of the bankruptcy proceedings, he has no knowledge of any legal procedure likely to affect the free and clear, unencumbered status of the property or to prevent the execution of the present agreement, and in particular of any dispute, trial and/or oppositions regarding the property, whether against third parties (neighbours, tenants, occupiers, etc.), or against public administrations.

●	The seller declares not to find himself in a state of bankruptcy.
●	The seller declares that the property is not encumbered with any pre-emptive right (except the one of BEP referred to above), any purchase option, nor any right of repurchase.

7.

IDENTIFICATION OF THE PARTIES – CERTIFICATE.

●	The executing civil-law notary declares to have identified the persons appearing by viewing their identity cards.
●	certifies the exactness of the surnames, forenames, places and dates of birth and places of residence of the persons appearing by viewing the documents required by law

8.

CHOICE OF AN ADDRESS FOR SERVICE.

For the execution of the present deed, the appearing companies choose as an address for service their mutual registered office.

9.

DOCUMENTARY DUTY

Documentary duty received: fifty Euros (50.00 €).

JUDICIAL AUTHORIZATION

The seller declares that the sale by mutual agreement (OTC) was authorized, pursuant to Article 1193 ter of the Judicial Code, by judgment of the Commercial Court of Liege, Namur division, dated 29 September 2016; a copy of the judgment will remain annexed.

Pursuant to the article 9 of the Act establishing the Notarial Profession, and duly informed by the undersigned civil-law notary that each of them is free to appoint another civil-law notary or to have themselves assisted by a counsel, in case of the existence of conflicting interests or imbalanced commitments. The persons appearing have declared to have requested the undersigned civil-law notary to execute the present deed without the intervention of another civil-law notary or a counsel.

The persons appearing declare to have received the draft of the present deed on 8 June 2016; they acknowledge to have had enough time to be informed of it.

WHICH ACT,

Done and executed, in the place and date indicated above,

And, after commented reading, fully as regards the parts of the deed referred to by the law, and partially with regard to other provisions, the persons appearing in person or represented as said, have signed with the civil-law notary.

/s/ François Etienne	/s/ Gaëtan Michel	/s/ Stéphane Watillon
François ETIENNE	Gaëtan MICHEL	Stéphane WATILLON
Lawyer	Chief Executive Officer	Notary
and Director